ZBB ENERGY REPORTS QUARTERLY FINANCIAL RESULTS FOR MARCH 31, 2011
Tier Acquisition Successfully Completed

Milwaukee, WI — May 16, 2011 — ZBB Energy Corporation (NYSE Amex: ZBB), a leading developer of intelligent, renewable energy power platforms, today reported its results of operations for the quarter ended March 31, 2011

“The efficient completion of the Tier acquisition by the end of the quarter was an essential milestone during the quarter for achieving our overall business plan,”   said Eric Apfelbach, CEO and President.   “With Tier completely on-board, we now have much better control of our product development as we begin to enter our targeted commercial markets.  In addition to closing Tier, we continue to grow our backlog and expand our global reach particularly into Asia.  I elaborate on these and other aspects of our business plan later on in the press release.”

Net loss on the basis of accounting principles generally accepted in the United States (GAAP) was $2,868,789 or $0.12 per share in the three months ended March 31, 2011, compared with $2,021,704 or $0.16 per share in the quarter ended March 31, 2010.  Net loss in the latest quarter was greater due to increased expenses including Tier Electronics consolidation, acquisition and depreciation and amortization expenses of $832,000. Offsetting these costs was a $180,000 benefit recognized for a refundable research and development tax credit we expect to receive from the Australian Tax Organization (ATO) related to qualified expenditures we incurred during the nine month period ended March 31, 2011.  Net loss was $6,741,364 or $0.33 per share in the nine months ended March 31, 2011, compared with $6,859,085 or $0.56 per share in the quarter ended March 31, 2010.

Revenues for the three months ended March 31, 2011 and 2010 were $205,971 and $188,780.  This revenue increase resulted from power electronics products shipped during the quarter.  Revenues for the nine months ended March 31, 2011 and 2010 were $440,652 and $1,556,148, respectively.  The revenue difference of $1,115,496 for the nine months ending March 31, 2011 is due to the delay in certain orders that require PECC inverter certification to UL standard 1741 and an order that requires field commissioning completion. The decrease in engineering and development revenues for this quarter and for the preceding nine months is due to the Company completing the entire Advanced Electricity Storage Technologies project ("AEST") with the Commonwealth of Australia.

Total costs and expenses for the three months ended March 31, 2011 and 2010 were $3,179,828 and $2,178,498, respectively. The increase of $1,001,330 in the three months ended March 31, 2011 was primarily due to the following:

•	A net increase in cost of product sales of $221,000.
•	Consolidation, acquisition and amortization expenses of $832,000 due to the acquisition of Tier Electronics.
•
A net increase to Advanced Engineering and Development expense of $200,000 due to an increase in the Company’s engineering and development activities for its next generation battery module and PECC systems.

•	Reduction of impairment and other charges of $48,000.

Total costs and expenses for the nine months ended March 31, 2011 and 2010 were $7,212,991 and $8,347,682, respectively. This decrease of $1,134,691 in the nine months ended March 31, 2011 was primarily due to the following:

•
decreased costs of product sales of $598,766 due to a decease in product shipments and a decrease in cost of engineering and development revenues of $1,293,110 due to the completion of activities required under the AEST contract during the year ended June 30, 2010 and a decrease in other engineering and development contracts.

•
increases in advanced engineering and development expenses of $1,492,762 primarily due to an increase in the Company’s engineering and development activities for its next generation battery module and the PECC systems, less decreases in rework expense of approximately $200,000.

•	$0 of impairment and other charges during the 2011 period compared to $828,089 of costs of impairment and other charges during the 2010 period.

Stockholders equity increased during the quarter to $3.1 million, exceeding the minimum NYSE AMEX requirement of $2.0 million.  The Company’s cash balance at the end of the quarter without the additional Honam funding or ATO R&D credit was $1.9 million.  Current backlog exceeds $3 million.

Highlights for the quarter include:

•	Tier acquisition complete. First power electronics products shipped during the quarter.
•	Booked first two orders from China. These orders came from a large, global PV manufacturer and from a large industrial Company both located in China.
•	Signed the Sunpower contract announced last fall officially placing it in backlog.
•	Completed an equity financing of $2 million priced at market with no warrants or investment banking fees.
•
Completed our third and fourth Socius tranches pursuant to which Socius purchased a total of $2.5 million of Series A preferred stock and 2,491,185 shares of common stock for $3.4 million (average of $1.38 per share).

•	UL 1741 certification in process (see below).
•	Prepared and submitted our proposed compliance plan to the NYSE Amex on January 3, 2011. Our plan was accepted by the NYSE Amex on February 4, 2011.
•
Prepared and submitted our application for certification of our 48c tax credit program on January 7, 2011.  The current upgrade of our facility to manufacture the V3 battery system is directly applicable to the 48C tax credit we were awarded in 2010.

Subsequent to the end of quarter:

•
Closed a strategic partnership with Honam Petrochemical of South Korea that includes $3 million in payments over four quarters and royalty payments for sales.  Received the first $1 million payment in April 2011.

•	ZBB Awarded Contract from Eaton Corporation to Deliver 500kWH Energy Storage System to Fort Sill (Army)
•	Shipped the ruggedized transportable military PECC system to a major defense contractor.
•	Determined eligibility for refundable Australian R&D credit for fiscal year 2011 estimated to be approximately $250,000 in cash.
•	The new V3 prototype entered the test phase ahead of schedule.

“Let me add just a little more business plan color to the above list," said Eric Apfelbach, President and CEO.

•
“With the orders coming from China, we are evaluating long-term strategies for pursuing the large potential market that exists in China.  A Company our size requires developing partnerships in China that make sense for us as well as our Chinese partners.  This opportunity exists now and we’re moving forward quickly and carefully.

•
The Tier acquisition has gone smoothly; however, the increased workload at Tier due to UL 1741 certification priorities and additional ZBB related orders has stretched our resources.  We are hiring necessary personnel to accelerate the power electronics development schedule.  The UL 1741 certification process is going well, however the downside of being “first” at UL, is that it is taking longer to test and document our system than anticipated.  We expect to be able to ship the 30 kW orders related to UL 1741 certification in backlog when the certification process is completed later this quarter or early next quarter.  This creates a bulge in our backlog situation, but not enough to exceed our electronics or battery manufacturing capability.  Additional certification of other sizes currently in backlog will take a bit longer.  These short-term delays have not impacted order prospects requiring UL 1741 certification.

•
The Honam partnership and the Australian R&D credit are providing multi-million dollar alternative funding sources.  These and other non-equity funding opportunities that we are pursuing are substantially minimizing future equity financings and shareholder dilution.

•
  We’re increasingly encouraged with the quality of our sales pipeline, particularly, the commercial segments.  While we continue to work military and government orders, the value proposition in the commercial sectors we are targeting continues to improve due to increased use of renewables, increased diesel fuel expense, and demand for truly smart storage. These value propositions are significant drivers in our power electronics and battery product development. We believe our current product trajectory with the UL 1741 PECC and the V3 module will deliver the industry leading storage solution.

•	Our V3 prototype is currently under test ahead of schedule.”

Investor Conference Call — 10:00 a.m. Central time, Monday, May 16, 2011

A conference call to discuss the financial and operating results and company's outlook will be held on Monday, May 16, 2011, at 10:00 a.m. US Central (11:00 a.m. Eastern). The conference call will be hosted by Eric Apfelbach, President and CEO. A brief presentation by Mr. Apfelbach will be followed by a question and answer period.

To participate in the conference call, callers from within the United States and Canada, dial the toll free number (888) 567-1602. For international callers, dial the toll number (201) 604-5049. The conference call reference is “ZBB”.

For support during a call press *0 on your phone and a conferencing coordinator will assist you. The presentation will be posted on the Company's web site at www.zbbenergy.com following the conference call

About ZBB Energy Corporation
ZBB Energy Corporation (AMEX:ZBB - News) provides advanced electrical power management platforms targeted at the growing global need for distributed renewable energy, energy efficiency, power quality, and grid modernization. ZBB and its power electronics subsidiary, Tier Electronics, LLC have developed a portfolio of intelligent power management platforms that directly integrate multiple renewable and conventional onsite generation sources with rechargeable zinc bromide flow batteries and other storage technology. The company also offers advanced systems to directly connect wind and solar equipment to the grid and systems that can form various levels of micro-grids. Tier electronics participates in the energy efficiency markets through their hybrid vehicle control systems, and power quality markets with their line of regulation solutions. Together, these platforms solve a wide range of electrical system challenges in global markets for utility, governmental, commercial, industrial and residential end customers. A developer and manufacturer of its modular, scalable and environmentally friendly power systems ("ZESS POWR™"), ZBB Energy was founded in 1998 and is headquartered in Wisconsin, USA with offices also located in Perth, Western Australia.

Safe Harbor Statement
Certain statements made in this press contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or other comparable terms.  Forward-looking statements in this press release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, expected revenues, expected expenses and our expectations concerning our business plans and strategy.  Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q.  We urge you to consider those risks and uncertainties in evaluating our forward-looking statements.  We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.  Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact Information:
Helen Brown
Investor Relations
ZBB Energy Corporation
T: 262.253.9800
Email: hbrown@zbbenergy.com

ZBB ENERGY CORPORATION
Condensed Consolidated Balance Sheets

	March 31, 2011
	(Unaudited)	June 30, 2010
Assets
Current assets:
Cash and cash equivalents	$1,924,537	$1,235,635
Accounts receivable	175,072	7,553
Inventories	1,890,089	702,536
Prepaid and other current assets	89,356	149,098
Refundable income taxes	180,000	-
Total current assets	4,259,054	2,094,822
Long-term assets:
Property, plant and equipment, net	4,099,961	3,568,823
Intangible assets, net	1,988,264	-
Goodwill	803,079	803,079
Total assets	$11,150,358	$6,466,724
Liabilities and Shareholders' Equity
Current liabilities:
Bank loans and notes payable	$809,352	$395,849
Accounts payable	1,079,034	869,179
Accrued expenses	823,800	539,100
Deferred revenues	931,241	325,792
Accrued compensation and benefits	308,422	765,106
Total current liabilities	3,951,849	2,895,026
Long-term liabilities:
Bank loans and notes payable	4,050,174	2,120,421
Total liabilities	8,002,023	5,015,447
Shareholders' equity
Series A preferred stock ($0.01 par value, $10,000 face value)
10,000,000 authorized 355.4678 and 0 shares issued	3,626,791	-
Common stock ($0.01 par value); 150,000,000 authorized
26,787,952 and 14,915,389 shares issued	267,880	149,155
Additional paid-in capital	58,127,616	49,770,987
Notes receivable - common stock	(3,620,214)	-
Treasury stock - 13,833 shares	(11,136)	(11,136)
Accumulated other comprehensive (loss)	(1,606,561)	(1,563,052)
Accumulated (deficit)	(53,636,041)	(46,894,677)
Total shareholders' equity	3,148,335	1,451,277
Total liabilities and shareholders' equity	$11,150,358	$6,466,724

ZBB ENERGY CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Three months ended March 31,		Nine months ended March 31,
	2011	2010	2011	2010
Revenues
Product sales and revenues	$205,971	$29,669	$255,713	$967,455
Engineering and development revenues	-	159,111	184,939	588,693
Total Revenues	205,971	188,780	440,652	1,556,148
Costs and Expenses
Cost of product sales	221,463	-	300,521	899,287
Cost of engineering and development revenues	-	170,594	-	1,293,110
Advanced engineering and development	1,311,994	735,355	2,737,849	1,245,087
Selling, general, and administrative	1,425,886	1,141,069	3,782,875	3,748,839
Depreciation and amortization	220,485	83,622	391,746	333,270
Impairment and other equipment charges	-	47,858	-	828,089
Total Costs and Expenses	3,179,828	2,178,498	7,212,991	8,347,682
Loss from Operations	(2,937,857)	(1,989,718)	(6,772,339)	(6,791,534)
Other Income (Expense)
Interest income	2,021	8,074	6,231	55,163
Interest expense	(76,953)	(54,261)	(155,829)	(117,155)
Other income (expense)	-	14,201	573	(5,559)
Total Other Income (Expense)	(74,932)	(31,986)	(149,025)	(67,551)
Loss before provision for Income Taxes	(3,048,789)	(2,021,704)	(6,921,364)	(6,859,085)
Provision (benefit) for Income Taxes	(180,000)	-	(180,000)	-
Net Loss	$(2,868,789)	$(2,021,704)	$(6,741,364)	$(6,859,085)
Net Loss per share-
Basic and diluted	$(0.12)	$(0.16)	$(0.33)	$(0.56)
Weighted average shares-basic and diluted:
Basic	24,384,459	12,933,506	20,343,159	12,285,867
Diluted	24,384,459	12,933,506	20,343,159	12,285,867

ZBB ENERGY CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
	Nine months ended March 31,
	2011	2010
Cash flows from operating activities
Net loss	$(6,741,364)	$(6,859,085)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant and equipment	258,088	333,270
Amortization of intangible assets	133,658	-
Change in inventory allowance	-	29,699
Impairment and other equipment charges	-	828,089
Stock-based compensation	602,003	303,791
Changes in assets and liabilities, net of the effects of business acquisition
Accounts receivable	56,737	288,746
Inventories	(337,621)	562,017
Prepaids and other current assets	59,742	89,410
Other receivables-interest	-	19,746
Refundable income taxes	(180,000)	-
Accounts payable	68,853	(252,245)
Accrued compensation and benefits	(140,851)	402,360
Accrued expenses	35,333	423,835
Deferred revenues	245,587	(655,819)
Net cash used in operating activities	(5,939,835)	(4,486,186)
Cash flows from investing activities
Expenditures for property and equipment	(772,892)	(156,284)
Acquisition of business, net of cash acquired	(225,922)	-
Bank certificate of deposit	-	1,000,000
Net cash (used in) provided by investing activities	(998,814)	843,716
Cash flows from financing activities
Proceeds from bank loans and notes payable	1,300,000	156,000
Repayments of bank loans and notes payable	(306,744)	(342,367)
Proceeds from issuance of debenture notes payable	517,168	-
Proceeds from issuance of Series A preferred stock	3,030,000	-
Proceeds from issuance of common stock net of issuance costs	3,077,582	3,777,670
Purchase of treasury stock	-	(11,136)
Net cash provided by financing activities	7,618,006	3,580,167
Effect of exchange rate changes on cash and cash equivalents	9,545	17,444
Net increase (decrease) in cash and cash equivalents	688,902	(44,859)
Cash and cash equivalents - beginning of period	1,235,635	2,970,009
Cash and cash equivalents - end of period	$1,924,537	$2,925,150
Cash paid for interest	$126,914	$111,927
Supplemental schedule of non-cash investing and financing activities:
Conversion of debenture notes payable to Series A preferred stock	$524,678	$-
Issuance of common stock for discounted notes receivable	3,529,644	-
Issuance of common stock as consideration for equity issuance costs	683,634	-
Conversion of cash settled RSU's to stock settled RSU's	315,833	-
Issuance of warrants for purchase of property and equipment	11,834	-